Exhibit 99.1

netTALK.COM, INC. Debuts netTALK DUO™ VoIP Telephone Device, Creating
Superior Digital Phone Service that Offers Free Nationwide Calls without
Monthly Fees and Long Term Contracts – Now Available for Pre-Order

netTALK’s versatile digital voice service and simple VoIP adapter comes with everything you need to Fire Your Phone Company®, including free local phone number, faxing capabilities, voicemail and more

Connects directly to Internet, resulting in savings, convenience and portability -- no computer required

Miami, FL – July 14, 2010 - netTALK.COM, INC. (OTCBB: NTLK), a publicly traded Competitive Local Exchange Carrier (CLEC) company engaged in the sales of developed products and connectivity network phone service for the use of Voice over Internet Protocol (VOIP), has revealed its newest creation that gives you everything you need to Fire Your Phone Company® --  the revolutionary netTALK DUO™.

Now available for pre-order at a discounted rate of 10 percent, the netTALK DUO offers customers free nationwide calls to any landline or mobile phone in the U.S. and Canada from anywhere in the world, as well as low-cost international rates. It’s also the most versatile digital phone service available – no monthly fees, no contracts and no computer required.

Unlike other devices, the netTALK DUO is flexible enough to connect directly to your Internet connection through the router/modem, rather than passively through the computer; although that is also a convenient option with the DUO. Plus, its sleek design is small enough to fit in the palm of your hand, making it the most portable device of its kind.

By not relying on a computer to make and receive phone calls, the DUO allows for greater flexibility and phone privacy for single-computer households and families. Additionally, the DUO reduces the wear and tear put on your home or office computer and considerably reduces energy costs, resulting in significant money savings. Plus, with the fax-friendly DUO, there is officially no reason to hold onto your traditional phone service, a unique feature not offered by similar digital phone services.

The portability of this small device is also great for international travelers who want to place free nationwide calls to the U.S. and Canada, or who are looking for a low-cost solution for international rates. Calls to other netTALK customers are always free.

The DUO comes with everything you need for a quick set-up, including a 3-ft. Ethernet cable, USB cable and USB adaptor for easy plug-and-play functionality. All the user needs to get started is high-speed Internet and a traditional corded or cordless telephone. netTALK even has nationwide phone number availability for customers in the continental U.S. who want to keep their local area code.

Additional benefits of the DUO include the choice of a free local telephone number, enhanced 911, free 411directory assistance, call waiting, voicemail and live tech support with specially trained TALK Experts.

To handle growing demand and expected high call volume, various operation and service upgrades are also in full effect for netTALK. In fact, network operational data centers have already expanded from Miami to multiple new metropolitan areas like Tampa, Beaverton, Houston, Smyrna, Salt Lake, Seattle, Cambridge, Charlotte and New York City, to improve call routing efficiencies and switching procedures, enhancing overall call quality and customer service satisfaction. These new networks also eliminate data bottlenecking and clogged call centers.

For improved customer engagement, netTALK has also redesigned the interface of its Customer Account Manager web site where users can access enhanced voicemail and E911 capabilities, among others. The local phone number selection process has also been streamlined for improved convenience.

The netTALK DUO is available for $69.95 including the entire first year of service and only $29.95 each year after (no monthly fees or long term contracts) at www.netTALK.com. It’s a no brainer!  Other phone companies can charge this for only ONE month of service. Plus, for a limited time, customers who pre-order the netTALK DUO will receive a 10 percent discount.

To request more information on netTALK and the DUO, please contact PR representative Jenny Coleman at (305) 576-1171 x24 or jennycoleman@maxborgesagency.com.

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About NETTALK.COM, INC.
NETTALK.COM, INC. is a publicly traded company (OTCBB: NTLK) and is fully engaged in the design, distribution and sale of products and ultra-low cost services for the use of Voice over Internet Protocol ("VoIP"). netTALK's Patent Pending TK6000 and future products are designed to allow customers full mobile flexibility, offering consumers free nationwide calling to any landline or mobile phone within the U.S. and Canada from anywhere in the world.

Statements about the company’s future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are “forward looking” statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Media Contacts:
Jenny Coleman
Account Executive
Max Borges Agency
(305) 576-1171 x24
jennycoleman@maxborgesagency.com